UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 18, 2018

Idera Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31918	04-3072298
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Eagleview Blvd., Suite 212 Exton, Pennsylvania	19341
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 348-1600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of a Director

On September 18, 2018, the Board of Directors (the “Board”) of Idera Pharmaceuticals, Inc. (the “Company”) elected Howard Pien, as a Class II director with a term expiring at the 2021 annual meeting of stockholders, effective immediately.

In accordance with the Company’s director compensation program, Mr. Pien will receive an annual cash retainer of $35,000 for service on the Board, which is payable quarterly in arrears. The Company’s director compensation program includes a stock-for-fees policy, under which Mr. Pien has the right to elect, on a quarterly basis, to receive Common Stock of the Company in lieu of the cash fees.  Mr. Pien has not elected to receive the Company’s Common Stock for fees at this time.

In addition, under the Company’s director compensation program, Mr. Pien was granted an option to purchase 23,000 shares of the Company’s Common Stock, which is granted to directors upon their initial election to the Board under the Company’s director compensation program. All options granted to non-employee directors, including the grant to Mr. Pien, vest over three years with 33% of the underlying shares vesting on the first anniversary of the date of grant and the balance of the underlying shares vesting in eight equal quarterly installments following the first anniversary of the grant.  This option, which was granted on September 18, 2018 with an exercise price per share equal to $7.99, automatically becomes exercisable in full upon the occurrence of a change in control of the Company.  Additionally, under the Company’s director compensation program Mr. Pien will receive an option on the date of each annual meeting of stockholders to purchase 11,500 shares of the Company’s Common Stock commencing with the annual meeting of stockholders to be held in 2019.

Mr. Pien will be subject to the Company’s director retirement policy, which provides for acceleration of vesting of options and an extension of the exercise period upon the retirement of a non-employee director, as more fully described in the Company’s Proxy Statement filed on May 22, 2018 with the Securities and Exchange Commission.

In connection with his appointment to the Board, Mr. Pien will also enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q (File No. 001-31918) filed with the Securities and Exchange Commission on May 4, 2017.  Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Mr. Pien for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him in any action or proceeding arising in his capacity as one of our directors.

Mr. Pien has also been elected to the Compensation Committee of the Board for which he will receive an additional annual cash retainer of $6,250 payable quarterly in arrears.

Mr. Pien was elected in accordance with the criteria set forth in the Company’s corporate governance guidelines. There was no arrangement or understanding between Mr. Pien and any other persons pursuant to which Mr. Pien was elected as a director. Mr. Pien has no family relationships with any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer, and there are no related party transactions between Mr. Pien and the Company.

Director Resignation

On September 17, 2018, Julian C. Baker resigned as a member of the Board of Directors of the Company, effective September 18, 2018. Mr. Baker’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 7.01                   Regulation FD Disclosure.

On September 18, 2018, the Company issued a press release in connection with the Board events described above. The press release is furnished as Exhibit 99.1 and is incorporated herein by reference.

The Company is furnishing the information in this Item 7.01 and the related Exhibit 99.1 filed herewith to comply with Regulation FD. Such information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. This Item 7.01 will not be deemed an admission as to the materiality of any information herein (including Exhibit 99.1) that is required to be disclosed solely by Regulation FD.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated September 18, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Idera Pharmaceuticals, Inc.

Date: September 19, 2018	By:	/s/ Vincent J. Milano
Vincent J. Milano Chief Executive Officer